Item 77H  	Deutsche International Value
Fund (a series of Deutsche
International Fund, Inc.)
Change in Control of Registrant

Below is the person presumed to have controlled
one of Registrant's series because such person had
owned more than 25% of the series based on the
records of the series as of November 3, 2014.
As of November 4, 2013:
No investor beneficially owned 25% or more of
Deutsche International Value Fund (formerly
known as DWS International Value Fund) as of
November 4, 2013.
As of November 3, 2014:
Series
Name of Person
Ownership
as % of
Series
Deutsche
International
Value Fund
MERRILL LYNCH
PIERCE FENNER &
SMITH
FOR THE SOLE
BENEFIT OF ITS
CUSTOMERS
ATTN SERVICE
TEAM
JACKSONVILLE
FL 33246-6484
37.08%

Effective August 17, 2015, Deutsche
International Value Fund merged into Deutsche
CROCI(r) International Fund.



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SAR Backup\Deutsche International Fund, Inc\Item 77H Deutsche
International Fund.docx

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